CONSULTING AGREEMENT

This **CONSULTING AGREEMENT** is made effective as of March 17TH, 2017 by and between **G FarmaLabs Limited,** a Nevada corporation (the "Company") and **Mentor Capital, Inc.,** a Delaware corporation (the "Consultant").

THE PARTIES HERETO AGREE AS FOLLOWS:

1. **Consulting Services**. Consultant, and its personnel, shall provide to the Company professional consulting services in management, business, accounting, and finance as the Company and Consultant may mutually agree during the term of this Agreement (the "Services"). In no event shall the Services exceed 4 hours per month.

2. **Term**. This Agreement shall commence as of the date first written above and shall remain in effect until the later of (i) 12 months, and (ii) the date on which the Company has paid in full all obligations under the Notes Purchase Agreement of substantially even date herewith and the Promissory Notes sold thereunder.

3. **Consulting Fee.** In consideration for the Services rendered by Consultant in connection herewith, Company shall pay Consultant $1,400 per month, payable in arrears on the 15th of the following month, commencing with a payment on April 15, 2017 for March, 2017.

4. **Independent Contractor.** Nothing in this Agreement is intended or shall in any way be construed to constitute Consultant as an agent, employee or representative of the Company. Consultant is and shall perform the Services hereunder as an independent contractor. Consultant shall have responsibility for and control over the details and means of performing the Services and shall be subject to the directions of the Company only with respect to the scope and general results required. Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement, including any payment that may be made in stock, and Consultant agrees to and acknowledges the obligation to pay all self-employment and other taxes thereon.

5. **Miscellaneous.**

5.1 Assignment. This Agreement is not assignable without the written consent of the parties hereto.

5.2 Governing Law. This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

5.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.4 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the other party hereto. Any amendment or waiver effected in accordance with this paragraph shall be binding upon Company and Consultant.

5.5 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision, or such portion of such provision as may be necessary,

shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be thereafter enforceable in accordance with its terms.

5.6 Attorneys' Fees. In the event of any claim, dispute, litigation, arbitration or action concerning or related to this Agreement, or any alleged breach of this Agreement, the prevailing party shall be entitled to reasonable attorneys' and other professionals' fees, costs of suit and disbursements in addition to any other remedies or damages which may be properly awarded or awardable.

5.7 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience of reference only and are not to be considered in construing or interpreting this Agreement.

5.8 Notices. Any notice or other communication required or permitted to be given by either party shall be given in writing and shall be effective upon receipt.

5.9 Entire Agreement. This Agreement, together with any attachments hereto, is the entire agreement of the parties and supersedes any prior agreements between them, whether written or oral, with respect to the subject matter hereof.

5.10 No Rules of Construction. Both parties have had an opportunity for legal review of all of the terms hereof. The parties therefore agree that, in interpreting any issues which may arise, any rules of construction related to who prepared this Agreement or otherwise are not intended and shall be inapplicable, each party having contributed or having had the opportunity to contribute to clarify any issue, and the parties hereto being joint authors hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement by their agent duly authorized as of the date first above written.

G FARMALABS LIMITED,
a Nevada corporation

By: ______________________
Cristina Gonzalez, its President

MENTOR CAPITAL, INC.,
a Delaware corporation

By: ______________________
Chet Billingsley, its Chief Executive Officer